Exhibit 99.1

Scholastic Corporation Announces CFO Change

NEW YORK, Oct. 30, 2017 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today announced that Kenneth J. Cleary, Scholastic's Senior Vice President, Chief Accounting Officer, has been named Chief Financial Officer effective today, following termination of Maureen O'Connell's employment as Chief Financial Officer and Chief Administrative Officer.

"Ken Cleary is a deeply experienced financial executive who knows Scholastic well and is highly qualified to serve as chief financial officer," commented Richard Robinson, Chairman, President and Chief Executive Officer. "Ken joined Scholastic nearly a decade ago and has been the Company's chief accounting officer since 2014. We expect a seamless transition and know that Ken's financial expertise will play a key role in helping us execute our Scholastic 2020 strategic plan." Mr. Robinson further stated, "This change did not arise from any issues involving the Company's financial results, which are meeting our expectations, business practices, internal controls or financial reporting procedures."

With Mr. Cleary's promotion to Chief Financial Officer, Paul Hukkanen, Vice President, External Reporting and Compliance becomes Vice President, Chief Accounting Officer and Vincent Lucinese becomes Vice President, Controller and Shared Services Support.

Kenneth Cleary, 52, has been Senior Vice President, Chief Accounting Officer since September 2014. Prior to that, he was Vice President, External Reporting and Compliance since joining Scholastic in May 2008. Previously, Mr. Cleary was Senior Assistant Controller at Hertz Corporation, Assistant Controller at Engelhard Corporation, and Manager of Financial Reporting at Sequa Corporation, after beginning his career as an auditor for KPMG.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books, a leading provider of core literacy curriculum and professional services, and a producer of educational and entertaining children's media. The Company creates quality books and ebooks, print and technology-based learning programs for pre-K to grade 12, classroom magazines and other products and services that support children's learning both in school and at home. With operations in 14 international offices and exports to 165 countries, Scholastic makes quality, affordable books available to all children around the world through school-based book clubs and book fairs, classroom collections, school and public libraries, retail and online. True to its mission of 97 years to encourage the personal and intellectual growth of all children beginning with literacy, the Company has earned a reputation as a trusted partner to educators and families. Learn more at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

CONTACT: Investors: Gil Dickoff, (212) 343-6741, investor_relations@scholastic.com | Media: Kyle Good, (212) 343-4563, kgood@scholastic.com